Exhibit (l)

Eversheds Sutherland (US) LLP

June 2, 2021

Trinity Capital Inc.

3075 West Ray Road

Suite 525

Chandler, AZ 85226

Re:	Trinity Capital Inc. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form N-2 on June 2, 2021 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to $68,410,000 in aggregate principal amount of the Company’s 7.00% Notes due 2025 (the “Notes”) by the holders of the Notes referenced in the Registration Statement, including under the caption “Selling Noteholders” (the “Selling Noteholders”). The Notes were issued pursuant to an Indenture, dated as of January 16, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and a First Supplemental Indenture, dated as of January 16, 2020 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act and no opinion is expressed herein as to any other matter other than as to the legality of the Notes.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Articles of Amendment and Restatement of the Company, certified as of a recent date by State Department of Assessments and Taxation of Maryland (the “SDAT”);

(ii)	The Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date;

(iv)	The resolutions of the board of directors of the Company relating to, among other things, the authorization and approval of (a) the offer, issuance and sale of the Notes by the Company to the Selling Noteholders, (b) the Indenture, including the execution and delivery thereof, (c) the preparation and filing of the Registration Statement, and (d) the registration of the Notes for offer and sale by the Selling Noteholders from time to time pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company;

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

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(v)	The Indenture; and

(vi)	A specimen copy of the form of the Notes issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinion expressed in this opinion letter, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and (vi) that the Indenture is a valid and legally binding obligation of the parties thereto (other than the Company). We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

The opinion set forth below is limited to the contract laws of the State of New York, as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer and sale of the Notes by the Selling Noteholders pursuant to the Registration Statement.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including, without limitation, the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

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The opinion expressed in this opinion letter (i) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied or inferred and (ii) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference of our firm in the “Legal Matters” section of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP